EXHIBIT 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement (this “Agreement”) is made and entered into as of September 9, 2026, by and among Fuer Holdings Ltd., Haichun Yang and Xinyu Liao (each, a “Reporting Person” and collectively, the “Reporting Persons”), with reference to the following facts:

WHEREAS, each of the Reporting Persons may be deemed to be a beneficial owner of Class A Ordinary Shares, par value US$0.0001 per share, of ChdgAI Commodities Limited, a Cayman Islands exempted company (the “Issuer”), which class of securities is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, Fuer Holdings Ltd., a British Virgin Islands company (“Fuer Holdings”), holds of record 5,500,000 Class A Ordinary Shares of the Issuer, representing approximately 68.75% of the outstanding Class A Ordinary Shares of the Issuer, and 2,000,000 Class B Ordinary Shares of the Issuer, representing 100% of the outstanding Class B Ordinary Shares of the Issuer;

WHEREAS, Fuer Holdings is owned by Mr. Haichun Yang (50%), Mr. Xinyu Liao (30%) and Mr. Ying Huang (20%), and by reason of such ownership each of Messrs. Yang and Liao may be deemed to share voting and dispositive power over, and to beneficially own, the Class A Ordinary Shares held of record by Fuer Holdings;

WHEREAS, Mr. Ying Huang is not a party to this Agreement or a co-filer of the Schedule 13G to which this Agreement is attached as an exhibit; and

WHEREAS, the Reporting Persons desire to satisfy their reporting obligations under Section 13(g) of the Exchange Act and the rules and regulations promulgated thereunder by filing a single Schedule 13G with respect to the Class A Ordinary Shares of the Issuer.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Reporting Persons hereby agree as follows:

1. Joint Filing. Pursuant to Rule 13d-1(k)(1) promulgated under the Exchange Act, each of the Reporting Persons hereby agrees that the Schedule 13G to which this Agreement is attached as an exhibit, and any amendment thereto (including any amendment reporting that any Reporting Person has ceased to be a beneficial owner of more than five percent (5%) of the class of securities reported therein, and any amendment adding one or more additional co-filers), is being and shall be filed on behalf of each of the Reporting Persons.

2. Responsibility. Each Reporting Person shall be responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such Reporting Person contained therein; provided, however, that no Reporting Person shall be responsible for the completeness or accuracy of the information concerning any other Reporting Person contained therein, unless such Reporting Person knows or has reason to believe that such information is inaccurate.

3. No Admission of Group. Neither the fact of this Agreement nor anything contained herein shall be deemed to be an admission by any Reporting Person that it, he or she is, together with any other Reporting Person, a member of a “group” within the meaning of Section 13(d)(3) or Section 13(g)(3) of the Exchange Act.

4. Further Assurances. Each Reporting Person shall execute and deliver such further documents and take such further actions as may be reasonably necessary or appropriate to give effect to the purposes of this Agreement, including without limitation, in the event any additional shareholder of Fuer Holdings elects to join this Agreement (as amended or supplemented), executing an amended or restated Joint Filing Agreement to reflect such addition as a co-filer.

5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by facsimile or electronic mail (including .pdf or any electronic signature) shall be as effective as delivery of a manually executed counterpart of this Agreement.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

7. Termination. Any Reporting Person may terminate its, his or her obligations under this Agreement with respect to filings made after the effective date of such termination by delivering written notice thereof to each other Reporting Person; provided that such Reporting Person shall remain responsible for all filings made prior to the effective date of such termination.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first written above.

FUER HOLDINGS LTD.

By:
Name:	Haichun Yang
Title:	Director

HAICHUN YANG

XINYU LIAO